EXHIBIT 3.1
ARMOUR RESIDENTIAL REIT, INC.
ARTICLES OF AMENDMENT
ARMOUR Residential REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: The Charter of the Corporation is hereby amended to provide that, at the Effective Time (as defined below), every eight shares of common stock, $0.001 par value per share, of the Corporation, which were issued and outstanding immediately prior to the Effective Time, shall be changed into one issued and outstanding share of common stock, $0.008 par value per share.  Any fraction of a share of common stock that would otherwise have resulted from the foregoing combination shall be settled by cash payment, calculated according to the average per share closing price of the Corporation’s common stock for the three consecutive trading days ending on July 31, 2015.
SECOND: The amendment to the Charter of the Corporation as set forth above has been duly approved by at least a majority of the entire Board of Directors of the Corporation as required by the Maryland General Corporation Law (the “MGCL”). Pursuant to Section 2-309(e) of the MGCL, no stockholder approval was required.
THIRD: There has been no increase in the authorized stock of the Corporation effected by the amendment to the Charter of the Corporation as set forth above.
FOURTH: These Articles of Amendment shall be effective at 5:01 p.m. EST on July 31, 2015 (the “Effective Time”).
FIFTH: The undersigned Chief Financial Officer, Treasurer and Secretary acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chief Financial Officer, Treasurer and Secretary acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Financial Officer, Treasurer and Secretary and attested to by its Chief Operating Officer on this 27th day of July, 2015.

ATTEST:	ARMOUR RESIDENTIAL REIT, INC.
By: /s/ Mark Gruber_____________________ Name: Mark Gruber Title: Chief Operating Officer	By: /s/ James R. Mountain_________________ Name: James R. Mountain Title: Chief Financial Officer, Treasurer and Secretary